Exhibit 99.1

Investor Contact:                                  Linda Hurt                                                                                               FOR IMMEDIATE RELEASE
 (817) 352-6452

Media Contact:                                     Patrick Hiatte
 (817) 867-6418

Burlington Northern Santa Fe Reports
Third Quarter 2008 Results

•	Quarterly earnings were $2.00 per diluted share, which included a $0.09 per share impact related to a favorable tax settlement. This compares to third-quarter 2007 earnings of $1.48 per diluted share.

•	Freight revenues increased $818 million, or 21 percent, to $4.77 billion compared with the third quarter of 2007, and included higher fuel surcharges of approximately $570 million.

•	Operating income of $1.21 billion increased $206 million, or 21 percent, compared with the same 2007 period.

                         FORT WORTH, Texas, October 23, 2008 - Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported quarterly earnings of $2.00 per diluted share, compared with third-quarter 2007 earnings of $1.48 per diluted share.

                         “The U.S. and global economies are facing very significant challenges. Despite the economic uncertainty, BNSF continues to perform well. In the third quarter, BNSF achieved our best quarterly earnings per share in the history of the Company,” said Matthew K. Rose, BNSF Chairman, President and Chief Executive Officer. “While we are all concerned about the current financial and economic situation, we continue to be optimistic about the future of our diverse franchise and we remain confident about our long-term prospects.”

                         Third-quarter 2008 freight revenues increased $818 million, or 21 percent, to $4.77 billion compared with $3.95 billion in the prior year. The 21-percent increase in revenue was primarily attributable to improved yields and an increase in fuel surcharges of approximately $570 million driven by higher fuel prices.

-more-

                         Agricultural Products revenues were up $227 million, or 33 percent, to $909 million, predominately due to strong unit volumes in ethanol, corn and feeds and improved yields. Coal revenues rose $198 million, or 23 percent, to $1.05 billion, as a result of higher unit volumes, contractual inflation escalators and improved yields. Industrial Products revenues of $1.12 billion were $162 million, or 17 percent higher than the third quarter of 2007. Improved yields and increased demand for construction products more than offset the lower unit volumes for both building products and chemicals and plastic products. Consumer Products revenues rose $231 million, or 16 percent, to $1.69 billion due mainly to growth in domestic intermodal unit volumes and improved yields, offset by lower international intermodal unit volumes.  Increased fuel surcharges driven by higher fuel prices further benefited each of the business units.

                         Operating expenses for the third quarter of 2008 were $3.70 billion compared with third-quarter 2007 operating expenses of $3.07 billion.  The $631 million increase in operating expenses was primarily driven by a $501 million increase in fuel expense due to higher fuel prices on relatively flat fuel consumption.

                         Burlington Northern Santa Fe Corporation’s subsidiary BNSF Railway Company operates one of the largest North American rail networks, with about 32,000 route miles in 28 states and two Canadian provinces. BNSF Railway Company is among the world's top transporters of intermodal traffic, moves more grain than any other American railroad, carries the components of many of the products we depend on daily, and hauls enough low-sulfur coal to generate about ten percent of the electricity produced in the United States. BNSF Railway Company is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.

Financial information follows:

Burlington Northern Santa Fe Corporation
Consolidated Income Information *
(Dollars in millions, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Operating revenues
Freight revenues	$4,766	$3,948	$13,258	$11,228
Other revenues	140	121	387	329
Total operating revenues	4,906	4,069	13,645	11,557

Operating expenses
Fuel	1,349	848	3,685	2,332
Compensation and benefits	1,013	937	2,947	2,794
Purchased services	537	501	1,602	1,510
Depreciation and amortization	349	324	1,039	953
Equipment rents	230	235	683	704
Materials and other	221	223	893 (a)	728 (b)
Total operating expenses	3,699	3,068	10,849	9,021

Operating income	1,207	1,001	2,796	2,536
Interest expense	122	132	396	385
Other expense, net	6	6	11	17

Income before income taxes	1,079	863	2,389	2,134
Income tax expense	384	333	889	822

Net income	$695	$530	$1,500	$1,312

Diluted earnings per share	$2.00	$1.48	$4.30	$3.64

Diluted average shares outstanding (in millions)	347.2	357.1	349.2	360.5

Operating ratio (c)	74.7%	74.6%	78.9%	77.4%

* Certain comparative prior period amounts have been adjusted to conform to the current period presentation.

(a) Second quarter 2008 includes a $175 million increase in expense related to environmental matters in Montana and $15 million for additional personal injury accruals.

(b) 2007 includes a first-quarter charge of $81 million for additional environmental expenses and a technology system write-off.

(c) Calculated as total operating expenses less other revenues divided by freight revenues.

Burlington Northern Santa Fe Corporation
Consolidated Balance Sheet Information
(Dollars in millions, except per share amounts)

	September 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$476	$330
Accounts receivable, net	623	790
Materials and supplies	626	579
Current portion of deferred income taxes	422	290
Other current assets	318	192
Total current assets	2,465	2,181

Property and equipment, net	30,510	29,567

Other assets	2,658	1,835

Total assets	$35,633	$33,583

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$3,252	$2,824
Long-term debt due within one year	403	411
Total current liabilities	3,655	3,235

Long-term debt and commercial paper	8,297	7,735
Deferred income taxes	8,847	8,484
Casualty and environmental liabilities	1,004	843
Pension and retiree health and welfare liability	454	444
Employee separation costs	71	77
Other liabilities	1,701	1,621
Total liabilities	24,029	22,439

Stockholders' equity:
Common stock and additional paid-in capital	7,615	7,353
Retained earnings	12,285	11,152
Treasury stock and other	(8,296)	(7,361)
Total stockholders' equity	11,604	11,144

Total liabilities and stockholders' equity	$35,633	$33,583

Book value per share	$33.90	$32.05
Common shares outstanding (in millions)	342.3	347.7
Net debt to total capitalization (a)	41.5%	41.2%

(a) Net debt is calculated as total debt less cash and cash equivalents, and capitalization is calculated as the sum of net debt and total stockholders' equity.

Burlington Northern Santa Fe Corporation
Consolidated Cash Flow Information *
(Dollars in millions)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Operating activities

Net income	$695	$530	$1,500	$1,312
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	349	324	1,039	953
Deferred income taxes	116	106	248	220
Long-term casualty and environmental liabilities, net	(10)	(7)	181	26
Other, net	6	44	39	137
Change in accounts receivable sales program	278	(100)	278	(100)
Other changes in working capital	213	(8)	18	(83)

Net cash provided by operating activities	1,647	889	3,303	2,465

Investing activities

Capital expenditures	(670)	(623)	(1,712)	(1,775)
Construction costs for facility financing obligation	(21)	(9)	(38)	(18)
Other, net	(281)	(145)	(631)	(318)

Net cash used for investing activities	(972)	(777)	(2,381)	(2,111)

Financing activities

Net (payments) borrowings	(370)	192	215	659
Dividends paid	(111)	(89)	(334)	(268)
Purchase of BNSF common stock	(236)	(255)	(878)	(964)
Proceeds from stock options exercised	8	11	87	126
Proceeds from facility financing obligation	21	-	50	-
Other, net	8	11	84	93

Net cash used for financing activities	(680)	(130)	(776)	(354)
(Decrease) increase in cash and cash equivalents	(5)	(18)	146	-

Cash and cash equivalents:
Beginning of period	481	393	330	375
End of period	$476	$375	$476	$375
* Certain comparative prior period amounts have been adjusted to conform to the current period presentation.

Burlington Northern Santa Fe Corporation
Operating Statistics *

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008		2007

Revenue Statistics

Cars / units (in thousands)	2,590	2,630	7,585		7,718

Average revenues per car / unit	$1,840	$1,501	$1,748		$1,455

Revenue ton miles (in millions)	170,134	166,635	502,443		487,326

Freight revenue / thousand GTM	$16.64	$13.93	$15.63		$13.48

Freight revenue / thousand RTM	$28.01	$23.69	$26.39		$23.04

Average length of haul (miles)	1,081	1,067	1,088		1,077

Operating / Productivity Statistics

Operating Expense
Gross ton miles (in millions)	286,486	283,465	848,364		833,083

Operating expense / thousand GTM	$12.91	$10.82	$12.79	(a)	$10.83	(b)

Thousand GTM / average employee	6,970	6,822	20,698		20,069

Compensation
Average employees	41,103	41,553	40,987		41,510

Compensation and benefits / average employee	$24,646	$22,551	$71,893		$67,318

Compensation and benefits / thousand GTM	$3.54	$3.31	$3.47		$3.35

Fuel
GTM / gallon of fuel	821	803	794		779

Gallons of fuel used (in millions)	349	353	1,068		1,069

Average price per gallon of fuel (c)	$3.72	$2.31	$3.33		$2.09

Velocity
Locomotive miles per day	287.4	288.4	290.3		290.0

Car miles per day	205.5	195.2	203.3		196.6

* Certain comparative prior period amounts have been adjusted to conform to the current period presentation.

(a) Second quarter 2008 includes a $175 million increase in expense related to environmental matters in Montana and $15 million for additional personal injury accruals.

(b) 2007 includes a first-quarter charge of $81 million for additional environmental expenses and a technology system write-off.

(c) Includes handling, taxes and hedge effect.

Burlington Northern Santa Fe Corporation
Revenue Statistics by Commodity

	Three Months			Nine Months
	Ended September 30,		Percent	Ended September 30,		Percent
Revenues (in millions)	2008	2007	Change	2008	2007	Change
Domestic Intermodal	$783	$645	21.4%	$2,149	$1,841	16.7%
International Intermodal	776	690	12.5	2,095	1,963	6.7
Automotive	127	120	5.8	399	363	9.9
Total Consumer Products	1,686	1,455	15.9	4,643	4,167	11.4

Industrial Products	1,124	962	16.8	3,109	2,758	12.7
Coal	1,047	849	23.3	2,903	2,385	21.7
Agricultural Products	909	682	33.3	2,603	1,918	35.7
Total freight revenue	4,766	3,948	20.7	13,258	11,228	18.1
Other revenue	140	121	15.7	387	329	17.6
Total revenues	$4,906	$4,069	20.6%	$13,645	$11,557	18.1%

Cars / units (in thousands)
Domestic Intermodal	555	528	5.1%	1,598	1,545	3.4%
International Intermodal	667	740	(9.9)	1,943	2,213	(12.2)
Automotive	32	39	(17.9)	114	124	(8.1)
Total Consumer Products	1,254	1,307	(4.1)	3,655	3,882	(5.8)

Industrial Products	420	431	(2.6)	1,245	1,252	(0.6)
Coal	645	627	2.9	1,868	1,832	2.0
Agricultural Products	271	265	2.3	817	752	8.6
Total cars / units	2,590	2,630	(1.5)%	7,585	7,718	(1.7)%

Average revenue per car / unit
Domestic Intermodal	$1,411	$1,222	15.5%	$1,345	$1,192	12.8%
International Intermodal	1,163	932	24.8	1,078	887	21.5
Automotive	3,969	3,077	29.0	3,500	2,927	19.6
Total Consumer Products	1,344	1,113	20.8	1,270	1,073	18.4

Industrial Products	2,676	2,232	19.9	2,497	2,203	13.3
Coal	1,623	1,354	19.9	1,554	1,302	19.4
Agricultural Products	3,354	2,574	30.3	3,186	2,551	24.9
Average revenue per car / unit	$1,840	$1,501	22.6%	$1,748	$1,455	20.1%

Revenue ton miles (in millions)
Domestic Intermodal	14,249	13,331	6.9%	40,951	38,755	5.7%
International Intermodal	19,556	20,854	(6.2)	58,194	62,487	(6.9)
Automotive	1,231	1,454	(15.3)	4,236	4,547	(6.8)
Total Consumer Products	35,036	35,639	(1.7)	103,381	105,789	(2.3)

Industrial Products	29,557	30,337	(2.6)	88,056	88,701	(0.7)
Coal	75,001	71,468	4.9	215,570	207,209	4.0
Agricultural Products	30,540	29,191	4.6	95,436	85,627	11.5
Total revenue ton miles	170,134	166,635	2.1%	502,443	487,326	3.1%

Freight revenue per thousand ton miles
Domestic Intermodal	$54.95	$48.38	13.6%	$52.48	$47.50	10.5%
International Intermodal	39.68	33.09	19.9	36.00	31.41	14.6
Automotive	103.17	82.53	25.0	94.19	79.83	18.0
Total Consumer Products	48.12	40.83	17.9	44.91	39.39	14.0

Industrial Products	38.03	31.71	19.9	35.31	31.09	13.6
Coal	13.96	11.88	17.5	13.47	11.51	17.0
Agricultural Products	29.76	23.36	27.4	27.27	22.40	21.7
Freight revenue per thousand ton miles	$28.01	$23.69	18.2%	$26.39	$23.04	14.5%

Burlington Northern Santa Fe Corporation
Capital Expenditures

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Capital expenditures (in millions)
Engineering
Rail	$128	$106	$337	$305
Ties	108	78	286	256
Surfacing	73	68	182	194
Other	172	128	402	333
Total engineering	481	380	1,207	1,088
Mechanical	47	40	116	102
Other	49	23	100	74
Total replacement capital	577	443	1,423	1,264

Information services	28	13	71	49
New locomotive and freight car acquisitions	-	-	8	-
Terminal and line expansion	65	167	210	462
Total capital expenditures	$670	$623	$1,712	$1,775

Track miles of rail laid
Replacement capital	295	228	699	599
Expansion projects	20	75	43	147
Total	315	303	742	746

Cross ties inserted (thousands)
Replacement capital	1,008	747	2,387	2,229
Expansion projects	53	144	120	331
Total	1,061	891	2,507	2,560

Track resurfaced (miles)	4,465	3,448	10,608	9,818